Exhibit (d)(46)

[Copy]

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT. THIS WARRANT IS SUBJECT TO THE TERMS OF AN INVESTOR RIGHTS AGREEMENT AMONG THE COMPANY, EGI-TRB, L.L.C., AND GREATBANC TRUST COMPANY, SOLELY AS TRUSTEE OF THE TRIBUNE EMPLOYEE STOCK OWNERSHIP TRUST WHICH FORMS PART OF THE TRIBUNE EMPLOYEE STOCK OWNERSHIP PLAN.

Date of Issuance (“Issue Date”):	Void after:
December 20, 2007	December 20, 2022

Certificate No. W-01

WARRANT TO PURCHASE SHARES OF COMMON STOCK

     For value received, the receipt and sufficiency of which is hereby acknowledged, this Warrant is issued to EGI-TRB, L.L.C., a Delaware limited liability company (the “Holder”), by Tribune Company, a Delaware corporation (the “Company”).

     1. Purchase of Shares.

           (a) Number of Shares. Subject to the terms and conditions set forth herein, the Holder shall be entitled, at any time, from time to time, upon surrender of this Warrant, to purchase from the Company an aggregate of 43,478,261 duly authorized, validly issued, fully paid and nonassessable shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”). The term “Warrant” as used herein shall be deemed to include any warrants issued upon transfer or partial exercise of this Warrant unless the context clearly requires otherwise.

           (b) Exercise Price. In respect of any exercise, in whole or in part, of the Warrant pursuant to Section 1(a) above, the exercise price per Share issuable upon such exercise shall be $11.50 (the “Exercise Price”). Notwithstanding the immediately preceding sentence, the Shares and the Exercise Price shall be subject to adjustment pursuant to Section 8 hereof. In addition, on each of the first ten anniversary dates of the Issue Date, the Exercise Price in effect immediately prior to such anniversary date (the “Prior Exercise Price”) shall be increased by an amount equal to the Prior Exercise Price multiplied by the percentage set forth opposite the applicable anniversary date as hereinafter set forth. For the avoidance of doubt, the applicable Exercise Price for each period, assuming no other adjustments in accordance with

Section 8, is set forth below under the heading “Exercise Price Without Section 8 Adjustment” with respect to the year that commences on the anniversary date indicated.

Anniversary Date	Percentage Increase to	Exercise Price Without
	Exercise Price	Section 8 Adjustment

First anniversary of Issue Date	2.000000%	$11.73

Second anniversary of Issue Date	1.960784%	$11.96

Third anniversary of Issue Date	1.923077%	$12.19

Fourth anniversary of Issue Date	1.886792%	$12.42

Fifth anniversary of Issue Date	1.851852%	$12.65

Sixth anniversary of Issue Date	1.818182%	$12.88

Seventh anniversary of Issue Date	1.785714%	$13.11

Eighth anniversary of Issue Date	1.754386%	$13.34

Ninth anniversary of Issue Date	1.724138%	$13.57

Tenth anniversary of Issue Date	1.694915%	$13.80

Following the tenth anniversary of the Issue Date, there shall be no further changes to the Exercise Price, except as provided in Section 8 hereof.

     (c) Vesting and Exercisability of Shares. This Warrant shall be fully vested and exercisable as of the date of issuance set forth above.

     2. Exercise Period. This Warrant shall be exercisable, in whole or in part, during the term commencing on the date hereof and ending on December 20, 2022.

     3. Method of Exercise.

     (a) While this Warrant remains outstanding and exercisable in accordance with Section 2 above, the Holder may exercise, in whole or in part, the purchase rights evidenced hereby. Such exercise shall be effected by:

             (i) the surrender of the Warrant, together with a duly executed copy of the Notice of Exercise attached hereto, to the Secretary of the Company at its principal office (or at such other place as the Company shall notify the Holder in writing);

             (ii) the delivery to the Company of a written opinion of counsel to the Holder in form and substance reasonably satisfactory to the Company that the transferee of the Warrant will be an eligible S corporation holder; and

             (iii) except in connection with a Net Exercise (as defined below) pursuant to Section 4 below, the payment to the Company by wire transfer to an account designated by the Company of an amount equal to the aggregate Exercise Price for the number of Shares being purchased.

     (b) Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant is surrendered to the Company as provided in Section 3(a) above. At such time, the person or persons in whose name or names any certificate for the Shares shall be issuable upon such exercise as provided in Section 3(c) below shall be deemed to have become the holder or holders of record of the Shares represented by such certificate. As used in this Warrant, “person” means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, unincorporated organization or any federal, state, county or municipal governmental or quasi-governmental agency, department, commission, board, bureau or instrumentality or any other entity.

     (c) As soon as reasonably practicable after the exercise of this Warrant in whole or in part, the Company at its expense will cause to be issued in the name of, and delivered to, the Holder, or as the Holder may direct:

             (i) a certificate or certificates (with appropriate restrictive legends) for the number of Shares to which the Holder shall be entitled in such denominations as may be requested by the Holder; and

             (ii) in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of Shares equal to the number of such Shares described in this Warrant minus the number of such Shares purchased by the Holder upon all exercises made in accordance with Section 3(a) above or Section 4 below.

     (d) Notwithstanding any other provisions hereof, if an exercise of any portion of this Warrant is to be made in connection with the consummation of a sale of the Company’s Common Stock or other securities pursuant to a registration statement under the Securities Act of 1933, as amended (the “Act”) (other than a registration statement relating either to a sale of securities to employees of the Company pursuant to its stock option, stock purchase or other similar plan or to a Securities and Exchange Commission (“SEC”) Rule 145 transaction) (the “Public Offering”), or a Sale of the Company (as defined below), the exercise of any portion of this Warrant may, at the election of the Holder hereof, be conditioned upon the consummation of the Public Offering or Sale of the Company, in which case such exercise shall not be deemed to be effective until the consummation of such transaction. A “Sale of the Company” shall mean (i) the closing of the sale, lease, transfer or other disposition of all or substantially all of the Company’s assets, (ii) the consummation of a merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of the Company or the surviving or acquiring entity), (iii) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons not affiliated with the Company (other than an underwriter of the Company’s securities), of the Company’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of the Company (or the surviving or acquiring entity) or (iv) a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary; provided, however, that a transaction described in (i), (ii) or (iii) above shall not constitute a Sale of the Company if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately prior to such transaction. For purposes of this

Warrant, “affiliate” shall mean, with respect to any specified person, any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

     (e) Notwithstanding anything else to the contrary herein, in connection with a proposed Sale of the Company, the Holder shall, upon ten days prior written notice to the Company, have the right (but not the obligation) to require the Company to redeem (and the Company shall redeem) in connection with consummation of such Sale of the Company all or any portion of the Warrant, without exercising it, for consideration equal to the same number of shares of Common Stock and amount of cash and other property that the Holder would have been entitled to receive upon such Sale of the Company had this Warrant (or any portion thereof) been exercised immediately prior to consummation of such Sale of the Company using the Net Exercise procedures specified in Section 4.

     4. Net Exercise. In lieu of exercising this Warrant for cash, the Holder may elect to receive Common Stock (or other cash or property the Holder may be entitled to pursuant to Section 8(b)) equal to the value of this Warrant (or the portion thereof being exercised) (a “Net Exercise”). Upon a Net Exercise, the Holder shall have the rights described in Sections 3(b) and 3(c) hereof, and the Company shall issue to the Holder a number of Shares computed using the following formula:

X = Y (A - B)
A
Where
	X =	The number of Shares to be issued to the Holder.
	Y =	The number of Shares purchasable under this Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised (at the date of such calculation).
	A =	The Fair Market Value of one (1) Share (at the date of such calculation).
	B =	The Exercise Price (as adjusted to the date of such calculation).

     For purposes of this Warrant, the “Fair Market Value” of a Share shall mean the average of the closing prices of the Shares quoted in the over-the-counter market in which the Shares are traded or the closing price quoted on any exchange or electronic securities market on which the Shares are listed, whichever is applicable, as published in The Wall Street Journal for the thirty (30) trading days prior to the date of determination of fair market value (or such shorter period of time during which such Shares were traded over-the-counter or on such exchange). In the event that this Warrant is exercised pursuant to this Section 4 in connection with the consummation of the Company’s sale of its Common Stock or other securities pursuant to a Public Offering, the Fair Market Value per Share shall be the per share offering price to the public of the Public Offering. In the event this Warrant is redeemed pursuant to Section 3(e) above or exercised pursuant this Section 4, in each case, in connection with consummation of a Sale of the Company, the Fair Market Value per Share shall be equal to the Fair Market Value of the consideration per Share that the Holder would have been entitled to receive upon such Sale of the Company had this Warrant been redeemed or exercised immediately prior to the effective time of the Sale of the Company. If the Shares are not traded on the over-the-counter market, an exchange or an electronic securities market, the Fair Market Value shall be the price per Share that the Company could obtain from a willing buyer for Shares sold by the Company from authorized but unissued Shares, as such prices shall be reasonably determined in good faith by the trustee (the “ESOP Trustee”) of the Company’s employee stock ownership trust which forms part of the Company’s employee stock ownership plan (the “ESOP”) based upon a written valuation of the Company’s shares of Common Stock prepared by an independent appraiser retained by the Company to determine the Fair Market Value of the Shares for purposes of the ESOP and delivered to the Holder.

     For purposes of this Warrant, the “Fair Market Value” of property (including, without limitation, securities) other than Shares shall mean the fair market value thereof, as shall be reasonably determined in good faith by the Board of Directors of the Company (the “Board”) and set forth in a written resolution delivered to the Holder. Any determination of Fair Market Value of property other Shares shall be subject to the Holder’s contest and appraisal rights set forth in Section 8(h) hereof. Furthermore, at any time prior to the consummation of a Net Exercise other than in connection with a Sale of the Company, the Holder shall have the right in its sole and absolute discretion to (a) rescind its election to exercise the Warrant pursuant to Section 3(a) above or (b) rescind its election to effect a Net Exercise and instead pay to the Company the aggregate Exercise Price in accordance with Section 3(a) for the number of Shares being purchased.

     5. Regulatory Requirements.

             (a) Hart-Scott-Rodino. If any filing or notification becomes necessary pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), based upon the planned exercise of this Warrant or any portion hereof, the Holder shall notify the Company of such requirement, and the Holder and the Company shall file with the proper authorities all forms and other documents necessary to be filed pursuant to the HSR Act, as promptly as possible and shall cooperate with each other in promptly producing such additional information as those authorities may reasonably require to allow early termination of the notice period provided by the HSR Act or as otherwise necessary to comply with requirements of the Federal Trade Commission or the Department of Justice. The Holder and the Company agree to cooperate with each other in connection with such filings and notifications, and to keep each other informed of the status of the proceedings and communications with the relevant authorities. Each of the Holder and the Company shall pay its own filing fee in connection with any filings required under the HSR Act as a result of the exercise of Warrants and shall each bear its own expenses incurred in connection with any filing required pursuant to the HSR Act. Each Holder by acceptance of this Warrant or any portion hereof agrees to comply with the provisions of this Section 5(a).

             (b) Other Regulatory Requirements. If the Holder or, upon the advice of counsel, the Company, determines that the exercise of this Warrant would require prior notice to, or the consent or approval by, the Federal Communications Commission or any other regulatory agency that is vested with jurisdiction over the Company, the Holder and the

Company shall make all necessary filings and notifications required, and shall have received all required consents, approvals, orders or otherwise, prior to effecting the exercise of this Warrant. The Company shall be required to pay all filing fees in connection with such filings and notifications.

     6.    Representations and Warranties of the Company. In connection with the transactions provided for herein, the Company hereby represents and warrants to the Holder that:

           (a) Organization, Good Standing, and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified and is authorized to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

           (b) Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Warrant by the Company, the performance of all obligations of the Company hereunder, and the authorization, issuance (or reservation for issuance), sale and delivery of the Shares issuable hereunder has been taken, and this Warrant constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

           (c) Compliance with Other Instruments. The authorization, execution and delivery of the Warrant will not constitute or result in a material default or violation of any law or regulation applicable to the Company or any material term or provision of the Company’s current certificate of incorporation or bylaws, or any material agreement or instrument by which it is bound or to which its properties or assets are subject.

           (d) Valid Issuance of Common Stock. The Shares, when issued, sold, and delivered in accordance with the terms of this Warrant for the consideration expressed herein, will be duly authorized, validly issued, fully paid and nonassessable and free from all preemptive rights, taxes, liens and charges with respect to the issuance thereof. Based in part upon the representations and warranties of the Holder in this Warrant, the offer, sale and issuance of this Warrant and the issuance of Shares upon exercise of this Warrant, are and will be exempt from the registration requirements of any applicable state and federal securities laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

     7.    Representations and Warranties of the Holder. In connection with the transactions provided for herein, the Holder hereby represents and warrants to the Company that:

           (a) Authorization. The Holder has full power and authority to enter into this Warrant, and this Warrant constitutes its valid and legally binding obligation,

enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

           (b) Accredited Investor. The Holder is an “accredited investor” within the meaning of Rule 501 of Regulation D, as presently in effect, as promulgated by the SEC.

           (c) Restricted Securities. The Holder understands that the securities are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration only in certain limited circumstances. In this connection, the Holder represents that it is familiar with Rule 144, as presently in effect, as promulgated by the SEC (“Rule 144”), and understands the resale limitations imposed thereby and by the Act.

           (d) Legends. It is understood that the Shares may bear the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT. THESE SECURITIES ARE SUBJECT TO THE TERMS OF AN INVESTOR RIGHTS AGREEMENT AMONG THE COMPANY, EGI-TRB, L.L.C. AND GREATBANC TRUST COMPANY, SOLELY AS TRUSTEE OF THE TRIBUNE EMPLOYEE STOCK OWNERSHIP TRUST WHICH FORMS PART OF THE TRIBUNE EMPLOYEE STOCK OWNERSHIP PLAN.”

     8. Adjustment of Exercise Price and Number of Shares. The number and kind of Shares purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

           (a) Subdivisions, Combinations and Other Issuances. If the Company shall at any time after the issuance but prior to the expiration of this Warrant subdivide its Common Stock, by split-up or otherwise, or combine its Common Stock, or issue additional shares of its Common Stock as a dividend or distribution with respect to any shares of its Common Stock, the number of Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend or distribution, or proportionately decreased in the case of a combination. The Exercise Price in effect prior to such subdivision, combination or issuance shall forthwith be proportionately decreased in the case of a subdivision or stock dividend or distribution, or proportionately increased in the case of a combination, but the aggregate Exercise Price payable for the total number of Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 8(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

           (b) Reclassification, Reorganization and Consolidation. In the event of any corporate reclassification, capital reorganization, consolidation, spin-off, merger, transfer of all or a substantial portion of the Company’s properties or assets or any dissolution, liquidation or winding up of the Company (other than as a result of a subdivision, combination, dividend or distribution provided for in Section 8(a) above) (a “Corporate Transaction”), then, as a condition of such event, provision shall be made, and duly executed documents evidencing the same from the Company and any surviving or acquiring person (the “Successor Company”) shall be delivered to the Holder, so that the Holder shall have the right to receive upon exercise of this Warrant the same number of shares of Common Stock and amount of cash and other property that the Holder would have been entitled to receive upon such Corporate Transaction had this Warrant been exercised immediately prior to the effective time of such Corporate Transaction. The Company shall provide that any Successor Company in such Corporate Transaction shall enter into an agreement with the Company confirming the Holder’s rights pursuant to this Warrant, assuming the Company’s obligations under this Warrant, jointly and severally with the Company if the Company shall survive such Corporate Transaction, and providing after the date of such Corporate Transaction for adjustments, which shall be as nearly equivalent as possible to the adjustments provided for in this Section 8. The Company shall ensure that the Holder is a beneficiary of such agreement and shall deliver a copy thereof to the Holder. The provisions of this Section 8(b) shall apply similarly to successive Corporate Transactions involving any Successor Company. In the event of a Corporate Transaction in which consideration payable to holders of Common Stock is payable solely in cash, then the Holder shall be entitled to receive in exchange for this Warrant cash in an amount equal to the amount the Holder would have received had the Holder exercised this Warrant immediately prior to such Corporate Transaction, less the aggregate Exercise Price for this Warrant then in effect. In case of any Corporate Transaction described in the immediately preceding sentence of this Section 8(b), the Company or any Successor Company, as the case may be, shall make available any funds necessary to pay to the Holder the amount to which the Holder is entitled as described above in the same manner and at the same time as holders of Common Stock would be entitled to such funds.

           (c) Dividends and Distributions. In the event that the Company at any time or from time to time declares, orders, pays or makes any dividend or other distribution on the Common Stock, including, without limitation, distributions of cash, evidence of its indebtedness, Options, Convertible Securities, other securities or property or rights to subscribe for or purchase any of the forgoing, and whether by way of dividend, spin-off, reclassification, recapitalization, similar corporate reorganization or otherwise, other than (x) a dividend or distribution payable in additional shares of Common Stock that gives rise to an adjustment pursuant to Section 8(a) hereof, or (y) any dividend or distribution paid in cash out of retained earnings of the Company to the ESOP only to the extent subsequently paid to the Company to fund repayment of then-outstanding ESOP debt, then, and in each such case, the Exercise Price of this Warrant shall be reduced to a number determined by dividing the previously applicable Exercise Price by a fraction (which must be greater than 1, otherwise no adjustment is to be made pursuant to this Section 8(c)) (i) the numerator of which shall be the Fair Market Value per share of Common Stock on the record date for such dividend or other distribution, and (ii) the denominator of which shall be the excess, if any, of (x) such Fair Market Value per share of Common Stock, over (y) the sum of the amount of any cash distribution per share of Common Stock plus the positive Fair Market Value, if any, per share of Common Stock of any such evidences of indebtedness, Options, Convertible Securities, other securities or property or rights to be so distributed. Such adjustments shall be made whenever any such dividend or other distribution is made and shall become effective as of the date of such distribution, retroactive to the record date therefor. For purposes of this Warrant the term “Options” means rights, options or warrants to subscribe for, purchase or otherwise acquire, directly or indirectly, shares of Common Stock, including, without limitation, Convertible Securities. “Convertible Securities” means any evidences of indebtedness, shares of capital stock or any other securities convertible into or exchangeable for, directly or indirectly, shares of Common Stock.

           (d) Other Events. If any other similar event occurs as to which the provisions of this Section 8 are not strictly applicable or if strictly applicable would not fairly protect the purchase rights of the Holder in accordance with such provisions, then the Board shall make an adjustment in the number of Shares available under this Warrant, the Exercise Price or the applicability of such provisions so as to protect such purchase rights. The adjustment shall be such as will give the Holder upon exercise for the same aggregate Exercise Price the total number of shares of Common Stock as the Holder would have owned had this Warrant been exercised prior to the event and had the Holder continued to hold such Common Stock until after the event requiring the adjustment, but in no event shall any such adjustment have the effect of increasing or decreasing the Exercise Price.

           (e) Minimum Adjustment. The adjustments required by the preceding subsections of this Section 8 shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that no adjustment of the Exercise Price or the number of Shares purchasable upon exercise of this Warrant that would otherwise be required shall be made unless and until such adjustment either by itself or with other adjustments not previously made decreases the Exercise Price immediately prior to the making of such adjustment by at least $0.01 or increases or decreases the number of Shares purchasable upon exercise of this Warrant immediately prior to the making of such adjustment by at least one Share. Any adjustment representing a change of less than such minimum amount shall be carried forward and made as soon as such adjustment, together with other adjustments required by this Section 8 and not previously made, would result in the requisite minimum adjustment.

           (f) Accountants’ Report as to Adjustments. In the case of any adjustment in the number of Shares purchasable upon exercise of this Warrant or the Exercise Price, the Company, at its sole expense, shall promptly (i) compute such adjustment in accordance with the terms of this Warrant and, if the Holder so requests in writing from the Company within 30 days of receipt of such computations from the Company, cause independent certified public accountants of recognized national standing to verify such computation (other than any determination of the Fair Market Value), (ii) prepare a report setting forth such adjustment and showing in reasonable detail the method of calculation thereof and the facts upon which such adjustment is based, including, without limitation, (A) the event or events giving rise to such adjustment, (B) the number of shares of Common Stock outstanding or deemed to be outstanding prior and subsequent to any such transaction, (C) the method by which any such adjustment was calculated (including a description of the basis on which the Board made any determination of Fair Market Value or fair market value required thereby) and (D) the number of Shares purchasable upon exercise of this Warrant and the Exercise Price in effect immediately prior to such event or events and as adjusted, (iii) mail a copy of each such report to the Holder and, upon the request at any time of the Holder, furnish to the Holder a like report setting forth the number of Shares purchasable upon exercise of this Warrant and the Exercise Price at the time in effect and showing in reasonable detail how they were calculated and (iv) keep copies of all such reports available at the principal office of the Company for inspection during normal business hours by the Holder or any prospective purchaser of this Warrant designated by the Holder.

           (g) No Dilution or Impairment. The Company shall not, by amendment of its certificate of incorporation or other organizational document or through any sale or other issuance of securities, capital reorganization, reclassification, recapitalization, consolidation, merger, transfer of assets, dissolution, liquidation, winding-up, any similar transaction or any other voluntary action, solely to avoid or solely to seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all terms hereunder and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against dilution or other impairment in a manner that is consistent with the Company’s obligations hereunder. Without limiting the generality of the foregoing, the Company (i) will not permit the par value of any shares of Common Stock receivable upon the exercise of this Warrant to exceed the Exercise Price and (ii) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant by the Holder. Without limiting the generality of the foregoing, before taking any action that would cause a reduction of the Exercise Price pursuant to Section 8 hereof below the then par value (if any) of the Common Stock, the Company shall take any and all corporate action (including, without limitation, a reduction in par value) which shall be necessary to validly and legally issue fully paid and nonassessable shares of Common Stock, as the case may be, at the Exercise Price as so reduced.

           (h) Contest and Appraisal Rights. If the Holder shall, in good faith, disagree with any determination by the Board of the Fair Market Value made pursuant to this Warrant, and such disagreement is in respect of securities not traded on a national securities exchange or quoted on an automated quotation system or other property valued by the Board at more than $10,000,000, then the Holder may by notice to the Company (an “Appraisal Notice”), given within 30 days after notice to the Holder following such determination, elect to contest such determination; provided, however, that the Holder may not seek appraisal of any determination of Fair Market Value to the extent based upon the determination of the ESOP Trustee or if the Company has received a fairness opinion or other appraisal from an independent nationally recognized investment bank or other qualified financial institution acceptable to the Company and the Holder (the “Appraiser”) in connection with the transaction giving rise to such determination. Within 20 days after an Appraisal Notice, the Company shall engage an Appraiser to make an independent determination of such Fair Market Value (the “Appraiser’s Determination”), who shall deliver to the Company and the Holder a report describing its methodology and results in reasonable detail within 30 days of such engagement. In arriving at its determination, the Appraiser shall base any valuation of property on the fair market value of such property assuming that such property was sold in an arm’s length transaction between an informed and willing buyer and an informed and willing seller, under no compulsion to buy or sell, taking into account all the relevant facts and circumstances then prevailing. The Holder shall be afforded reasonable opportunities to discuss the appraisal with the Appraiser. The Appraiser’s Determination shall be final and binding on the Company and the Holders, absent manifest error. The costs of conducting an appraisal shall be borne by the Company.

           (i) Notice of Corporate Action. In the event the Company proposes to: (i) pay, distribute, or take a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of capital stock or any other securities or property, or (ii) consummate any capital reorganization, reclassification, recapitalization, consolidation, merger, transfer of all or substantially all of its assets, dissolution, liquidation or winding-up, or any similar transaction then, at least 10 days prior to the earlier of any applicable record date or such event, as the case may be, the Company shall mail to the Holder a notice specifying: (A) the date or expected date on which any such payment or distribution is to be made or record is to be taken and the amount and character of any such dividend, distribution or right, (B) the date or expected date on which any such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation, winding-up or similar transaction is to take effect and any record date therefor, (C) the time as of which any holders of record of shares of Common Stock and/or any other class of securities shall be entitled to exchange their shares of Common Stock and/or other securities for the securities or other property deliverable upon such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation, winding-up or similar transaction and a description in reasonable detail of such transaction and (D) in each case, the expected effect on the number of Shares purchasable upon exercise of this Warrant and the Exercise Price of each such transaction or event. The Company shall update any such notice to reflect any change in the foregoing information.

     9. No Fractional Shares. No fractional shares of Common Stock shall be issued in connection with any exercise hereunder, but in lieu of such fractional shares the Company shall make a cash payment therefor based on the Fair Market Value thereof.

     10. Other Antidilution Provisions. In the event that the Company proposes to issue, sell, grant or assume any convertible or exchangeable debt (including, without limitation, debt issued by any affiliate of the Company convertible or exchangeable for shares of Common Stock) or equity securities which, in the aggregate, provide for greater or more favorable antidilution protection than the antidilution protection provided for in Section 8 hereof, then the Company shall give the Holder 30 business days’ prior written notice of its intention to do so and offer the Holder the right to participate in such issuance, sale, grant or assumption on the same terms and conditions as proposed and to purchase a percentage of the aggregate amount of such convertible or exchangeable debt or aggregate number of such equity securities (or aggregate number of units, in the event that the convertible or exchangeable debt or equity securities are proposed to be issued, sold, granted or assumed together with other securities of the Company) proposed to be issued, sold, granted or assumed equal to a percentage determined by dividing (a) the total number of shares of Common Stock issuable upon exercise of this Warrant or any portion hereof then held by the Holder, its affiliates or permitted transferees by

(b) the total number of outstanding shares of Common Stock on a fully diluted basis before giving effect to any such proposed transaction. The Holder shall notify the Company of its intention to participate in such transaction within 15 business days of receipt of written notice from the Company. For the avoidance of doubt, a different exercise price or trigger price for the application of such rights (including any such price based on fair market value) shall not by itself be considered more favorable.

     11. No Stockholder Rights. Prior to exercise of this Warrant, the Holder shall not be entitled to any rights of a stockholder with respect to the Shares, including (without limitation) the right to vote such Shares, receive dividends or other distributions thereon, exercise preemptive rights or be notified of stockholder meetings, and, except as otherwise provided in this Warrant, such Holder shall not be entitled to any stockholder notice or other communication concerning the business or affairs of the Company.

     12. Transfer of Warrant. Subject to compliance with applicable federal and state securities laws and any other contractual restrictions between the Company and the Holder contained herein and in the Investor Rights Agreement, this Warrant and all rights hereunder are transferable, in whole or in part, by the Holder to any Permitted Transferee upon written notice to the Company. Within a reasonable time after the Company’s receipt of (x) an executed Assignment Form in the form attached hereto, (y) the written opinion of counsel to the Holder in form and substance reasonably satisfactory to the Company that the transferee of the Warrant will be an eligible S corporation holder and (z) the execution by the Permitted Transferee of a Joinder to the Investor Rights Agreement in form and substance reasonably satisfactory to the Company, the transfer shall be recorded on the books of the Company upon the surrender of this Warrant, properly endorsed, to the Company at its principal offices, and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. In the event of a partial transfer, the Company shall issue to the new holders one or more appropriate new warrants. The Company will at no time close its transfer books against the transfer of this Warrant or of any Shares issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant. For purposes of this Section 12, “Permitted Transferee” shall mean any direct or indirect affiliate of the Holder, Equity Group Investments, L.L.C. or Samuel Zell; any direct or indirect member of the Holder and any direct or indirect affiliate thereof; any senior employee of Equity Group Investments, L.L.C. and any direct or indirect affiliate thereof; and Samuel Zell and his spouse, lineal ancestors and descendants (whether natural or adopted), any trust or retirement account primarily for the benefit of Samuel Zell and/or his spouse, lineal ancestors and descendants and any private foundation formed by Samuel Zell.

     13. Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

     14. Successors and Assigns. The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective successors and assigns. This Warrant shall be binding upon any corporation or other entity succeeding the Company by merger, consolidation or acquisition of all or substantially all of the Company’s assets. All of the obligations of the Company relating to the Shares issuable upon the exercise of this Warrant shall survive the exercise and termination of this Warrant.

     15. Headings. Headings of the Sections of this Warrant are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

     16. Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To the Company:

Tribune Company 435 North Michigan Avenue Chicago, IL 60611 Attn: c/o Crane H. Kenney Senior Vice President, General Counsel & Secretary Tel: (312) 222-2491 Fax: (312) 222-4206

with copies to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019 Attn: Steven A. Rosenblum and Peter E. Devine Tel: (212) 403-1221 and (212) 403-1179 Fax: (212) 403-1179

To the Holder:

EGI-TRB, L.L.C.
c/o Equity Group Investments, L.L.C.
Two North Riverside Plaza, Suite 600
Chicago, IL 60606
Attn: Joseph M. Paolucci and Marc D. Hauser
Tel: (312) 466-3885 and (312) 466-3281
Fax: (312) 454-0335

with copies to:

Jenner & Block LLP 330 N. Wabash Ave. Chicago, IL 60611 Attn: Joseph P. Gromacki Tel: (312) 923-2637 Fax: (312) 923-2737

     17. Entire Agreement; Amendments and Waivers. This Warrant and the documents delivered pursuant hereto constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. Any provision of this Warrant may be amended or waived if, and only if, such amendment or waiver is in writing and signed.

     18. Severability. Any term or provision of this Warrant which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Warrant in any other jurisdiction. If any provision of this Warrant is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

     19. Reservation of Shares. The Company covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved, for the purpose of issue or transfer upon exercise of the subscription rights evidenced by this Warrant, a sufficient number of shares of authorized but unissued Common Stock, or other securities and property, when and as required to provide for the exercise of the rights represented by this Warrant. The Company will take all such action as may be necessary to assure that such Shares may be validly issued as provided herein without violation of any applicable law or regulation or of any requirements of any domestic securities exchange upon which the Shares may be listed.

     20. Issue Tax. The issuance of certificates for Shares upon the exercise of this Warrant shall be made without charge to the Holder of this Warrant for any issue tax in respect thereof; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the then Holder of this Warrant being exercised.

     21. Remedies. The Company stipulates that the remedies at law of the Holder in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate, and that such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any terms hereof or otherwise. No failure or delay on the part of the Holder in exercising any right, power or remedy hereunder shall operate as a suspension or waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are in addition to and not exclusive of any other remedies provided at law or in equity.

     22. Lost Warrants or Stock Certificates. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of any Warrant or stock certificate representing any Shares issued hereunder and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant or stock certificate, the Company at its expense will make and deliver a new Warrant or stock certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant or stock certificate.

[Signature Page Follows]

[Copy]

     IN WITNESS WHEREOF, the Company has caused this Warrant to be executed in its corporate name by its duly authorized officer and to be dated as of the date first set forth above.

TRIBUNE COMPANY

By: /s/ Crane H. Kenney
Name: Crane H. Kenney
Title: Senior Vice President, General Counsel
and Secretary

EGI-TRB, L.L.C.

By: /s/ Philip G. Tinkler
Name: Philip G. Tinkler
Title: Vice President

Signature Page to Warrant Agreement